August 2022

Preliminary Terms No. 5,869

Registration Statement Nos. 333-250103; 333-250103-01

Dated July 27, 2022

Filed pursuant to Rule 433

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

Market Linked Securities—Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Dow Jones Industrial AverageSM, the Russell 2000® Index and the S&P 500® Index due September 6, 2028

Fully and Unconditionally Guaranteed by Morgan Stanley

▪    Linked to the lowest performing of the Dow Jones Industrial AverageSM, the Russell 2000® Index and the S&P 500® Index (each referred to as an “underlying”)

▪    The securities offered are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The securities will pay no interest, provide for a maturity payment amount that may be significantly less than the face amount, and may be zero, and have the terms described in the accompanying product supplement for principal at risk securities, index supplement and prospectus, as supplemented or modified by this document. At maturity:

▪    If the level of the lowest performing underlying has increased, investors will receive the face amount plus a positive return equal to at least 170% (to be determined on the pricing date) of the percentage increase in the level of the lowest performing underlying from its starting level

▪    If the level of the lowest performing underlying has decreased, but the lowest performing underlying has not decreased by more than 25%, investors will receive the face amount

▪    If the lowest performing underlying has decreased by more than 25%, investors will have full downside exposure to the decrease in the level of the lowest performing underlying from its starting level, and investors will lose more than 25%, and possibly all, of the face amount

▪    Investors may lose a significant portion, or all, of the face amount of the securities

▪    These long-dated securities are for investors who seek an equity index-based return and who are willing to risk their investment, risk exposure to the lowest performing underlying and forgo current income in exchange for the participation rate and limited protection against loss that applies only if the lowest performing underlying is greater than or equal to its respective threshold level

▪    The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program

▪    All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment

▪    These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any securities included in any of the underlyings

The current estimated value of the securities is approximately $912.70 per security, or within $12.70 of that estimate. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlyings, instruments based on the underlyings, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market. See “Estimated Value of the Securities” on page 3.

The securities have complex features and investing in the securities involves risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 11. All payments on the securities are subject to our credit risk.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement for principal at risk securities, index supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information About the Securities” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Commissions and offering price:	Price to public	Agent’s commissions(1)(2)	Proceeds to us(3)
Per security	$1,000	$38.20	$961.80
Total	$	$	$
(1)	Wells Fargo Securities, LLC, an agent for this offering, will receive a commission of up to $38.20 for each security it sells. Dealers, including Wells Fargo Advisors (“WFA”), may receive a selling concession of up to $25.00 per security, and WFA will receive a distribution expense fee of $1.20 for each security sold by WFA. See “Supplemental information concerning plan of distribution; conflicts of interest.”
(2)	In respect of certain securities sold in this offering, we may pay a fee of up to $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.
(3)	See “Use of Proceeds and Hedging” in the accompanying product supplement.

Product Supplement for Principal at Risk Securities dated June 30, 2022         Index Supplement dated November 16, 2020

Prospectus dated November 16, 2020

Morgan Stanley	Wells Fargo Securities

Morgan Stanley Finance LLC

Market Linked Securities—Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Dow Jones Industrial AverageSM, the Russell 2000® Index and the S&P 500® Index due September 6, 2028

Terms

Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	September 6, 2028†, subject to postponement if the calculation day is postponed*
Underlyings:	Dow Jones Industrial AverageSM (the “INDU Index”), the Russell 2000® Index (the “RTY” Index) and S&P 500® Index (the “SPX Index”)
Maturity payment amount:

At maturity, the maturity payment amount per $1,000 face amount of securities will be determined as follows:

•    If the ending level of the lowest performing underlying is greater than its starting level:

$1,000 + [$1,000 × underlying return of lowest performing underlying × participation rate]

•    If the ending level of the lowest performing underlying is less than or equal to its starting level, but greater than or equal to its threshold level:

$1,000

•    If the ending level of the lowest performing underlying is less than its threshold level:

$1,000 + [$1,000 × underlying return of lowest performing underlying]

If the ending level of the lowest performing underlying is less than its threshold level, you will lose more than 25%, and possibly all, of the face amount of your securities at maturity.

Participation rate:	At least 170%, to be determined on the pricing date
Lowest performing underlying:	The underlying with the lowest underlying return
Underlying return:	With respect to each underlying, the percentage change from its starting level to its ending level, measured as follows: ending level – starting level starting level
Starting level:

With respect to the INDU Index: , its closing level on the pricing date.

With respect to the RTY Index: , its closing level on the pricing date.

With respect to the SPX Index: , its closing level on the pricing date.

Ending level:	With respect to each underlying, its closing level on the calculation day.
Calculation day:	August 29, 2028**†
Threshold level:

With respect to the INDU Index: , which is equal to 75% of its starting level.

With respect to the RTY Index: , which is equal to 75% of its starting level.

With respect to the SPX Index: , which is equal to 75% of its starting level.

Face amount:	$1,000 per security. References in this document to a “security” are to a security with a face amount of $1,000.
Pricing date:	August 31, 2022†
Original issue date:	September 6, 2022† (3 business days after the pricing date)
CUSIP / ISIN:	61774DS73 / US61774DS739
Listing:	The securities will not be listed on any securities exchange.
Agents:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and Wells Fargo Securities, LLC (“WFS”). See “Additional Information About the Securities—Supplemental information regarding plan of distribution; conflicts of interest.”

† To the extent we make any change to the pricing date or original issue date, the calculation day and maturity date may also be changed in our discretion to ensure that the term of the securities remains the same.

* Subject to postponement pursuant to “General Terms of the Securities—Payment Dates” in the accompany product supplement for principal at risk securities.

** Subject to postponement pursuant to “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day” in the accompany product supplement for principal at risk securities.

August 2022	Page 2

Morgan Stanley Finance LLC

Market Linked Securities—Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Dow Jones Industrial AverageSM, the Russell 2000® Index and the S&P 500® Index due September 6, 2028

Estimated Value of the Securities

The face amount of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000 per security. We estimate that the value of each security on the pricing date will be approximately $912.70, or within $12.70 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlyings. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlyings, instruments based on the underlyings, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the participation rate and the threshold levels, we use an internal funding rate which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlyings, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlyings, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.

August 2022	Page 3

Morgan Stanley Finance LLC

Market Linked Securities—Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Dow Jones Industrial AverageSM, the Russell 2000® Index and the S&P 500® Index due September 6, 2028

Investor Considerations

The Principal at Risk Securities Linked to the Lowest Performing of the Dow Jones Industrial AverageSM, the Russell 2000® Index and the S&P 500® Index due September 6, 2028 (the “securities”) may be appropriate for investors who:

▪    Seek an alternative to direct exposure to the underlyings that enhances returns for any positive performance of the lowest performing underlying

▪     Seek to enhance returns and potentially outperform the lowest performing underlying by taking advantage of the participation rate, with no limitation on the appreciation potential

▪     Understand that the ending level of the lowest performing underlying may decrease by more than 25% from its starting level, resulting in a loss of a significant portion or all of the initial investment

▪     Understand that the return on the securities will depend solely on the performance of the lowest performing underlying and that they will not benefit in any way from the performance of any better performing underlying

▪     Understand that the securities are riskier than alternative investments linked to only one of the underlyings or linked to a basket composed of each underlying

▪     Understand and are willing to accept the full downside risks of each underlying

▪     Are willing to forgo interest payments on the securities and dividends on securities included in the underlyings

▪      Are willing to hold the securities to maturity

The securities are not designed for, and may not be an appropriate investment for, investors who:

▪     Seek a liquid investment or are unable or unwilling to hold the securities to maturity

▪     Are unwilling to accept the risk that the ending level of the lowest performing underlying may decrease by more than 25% from its starting level, resulting in a loss of a significant portion or all of the initial investment

▪     Seek full return of the face amount of the securities at maturity

▪     Seek current income from their investments

▪     Are unwilling to accept the risk of exposure to each of the underlyings

▪     Seek exposure to the lowest performing underlying but are unwilling to accept the risk/return trade-offs inherent in the maturity payment amount for the securities

▪     Seek exposure to a basket composed of each underlying or a similar investment in which the overall return is based on a blend of the performances of the underlyings, rather than solely on the lowest performing underlying

▪     Are unwilling to accept our credit risk

▪     Prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the “Risk Factors” herein and in the accompanying product supplement for risks related to an investment in the securities. For more information about the underlyings, please see the sections titled “Dow Jones Industrial AverageSM Overview,” “Russell 2000® Index Overview” and “S&P 500® Index Overview” below.

August 2022	Page 4

Morgan Stanley Finance LLC

Market Linked Securities—Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Dow Jones Industrial AverageSM, the Russell 2000® Index and the S&P 500® Index due September 6, 2028

Determining Maturity Payment Amount

At maturity, the maturity payment amount per $1,000 face amount of securities will be determined as follows:

August 2022	Page 5

Morgan Stanley Finance LLC

Market Linked Securities—Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Dow Jones Industrial AverageSM, the Russell 2000® Index and the S&P 500® Index due September 6, 2028

How the Securities Work

Payoff Diagram

The payoff diagram below illustrates the maturity payment amount on the securities based on a range of hypothetical underlying returns of the lowest performing underlying and the following terms:

Face amount:	$1,000 per security
Hypothetical participation rate:	170%. The actual participation rate will be determined on the pricing date.
Threshold level:	75% of its starting level

Securities Payoff Diagram

August 2022	Page 6

Morgan Stanley Finance LLC

Market Linked Securities—Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Dow Jones Industrial AverageSM, the Russell 2000® Index and the S&P 500® Index due September 6, 2028

Scenario Analysis and Examples of Maturity Payment Amount at Maturity

The following scenario analysis and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the levels of the underlyings relative to their respective starting levels. We cannot predict the ending levels of the underlyings on the calculation day. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the underlyings. The numbers appearing in the examples below may have been rounded for ease of analysis. Notwithstanding anything to the contrary in the accompanying product supplement for principal at risk securities, the amount you will receive per $1,000 face amount of securities at maturity will be the maturity payment amount, defined and calculated as provided in this document. The following scenario analysis and examples illustrate the maturity payment amount on a hypothetical offering of the securities, based on the following terms*:

Investment term:	6 years
Hypothetical starting level:	With respect to the INDU Index: 100
With respect to the RTY Index: 100
With respect to the SPX Index: 100
Hypothetical threshold level:	With respect to the INDU Index, 75, which is 75% of its respective hypothetical starting level
With respect to the RTY Index, 75, which is 75% of its respective hypothetical starting level
With respect to the SPX Index, 75, which is 75% of its respective hypothetical starting level
Hypothetical participation rate:	170%. The actual participation rate will be determined on the pricing date.

* The hypothetical starting level of 100 for the underlyings has been chosen for illustrative purposes only and does not represent the actual starting level of any underlying. The actual starting levels, threshold levels and participation rate will be determined on the pricing date and will be set forth under “Terms” above. For historical data regarding the actual closing levels of the underlyings, see the historical information set forth herein.

Example 1 — Each underlying appreciates over the term of the securities, and investors receive a positive return, calculated based on the underlying return of the lowest performing underlying.

Ending level		INDU Index: 110
RTY Index: 140
SPX Index: 150
Underlying return		INDU Index: (110 – 100) / 100 = 10% RTY Index: (140 – 100) / 100 = 40% SPX Index: (150 – 100) / 100 = 50%
Maturity payment amount	=	$1,000 + [$1,000 × underlying return of lowest performing underlying × participation rate]
	=	$1,000 + [$1,000 × 10% × 170%]
	=	$1,170

In example 1, the ending level of each of the INDU Index, the RTY Index and the SPX Index is greater than its starting level. The INDU Index has appreciated by 10%, the RTY Index has appreciated by 40% and the SPX Index has appreciated by 50%. Therefore, investors receive at maturity the face amount plus a positive return equal to 170% of the appreciation of the lowest performing underlying, which is the INDU Index in this example. Investors receive $1,170 per security at maturity (assuming a hypothetical participation rate of 170%). The actual participation rate will be determined on the pricing date.

August 2022	Page 7

Morgan Stanley Finance LLC

Market Linked Securities—Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Dow Jones Industrial AverageSM, the Russell 2000® Index and the S&P 500® Index due September 6, 2028

Example 2 — One underlying appreciates, while the other two underlyings decline over the term of the securities but no underlying declines below its respective threshold level, and investors receive the face amount.

Ending level		INDU Index: 130
		RTY Index: 90
		SPX Index: 80
Underlying return		INDU Index: (130 – 100) / 100 = 30% RTY Index: (90 – 100) / 100 = -10% SPX Index: (80 – 100) / 100 = -20%
Maturity payment amount	=	$1,000

In example 2, the ending level of the INDU Index is greater than its starting level, while the ending levels of the RTY Index and the SPX Index are less than their respective starting levels, but are greater than or equal to their respective threshold levels. The INDU Index has appreciated by 30% while the RTY Index has declined by 10% and the SPX Index has declined by 20%. Investors will receive the face amount of $1,000.

Example 3 — Two underlyings appreciate while one underlying declines over the term of the securities, and the ending level of the lowest performing underlying is less than its respective threshold level. Investors are therefore exposed to the decline in the lowest performing underlying from its starting level.

Ending level		INDU Index: 130
RTY Index: 105
SPX Index: 30
Underlying return		INDU Index: (130 – 100) / 100 = 30% RTY Index: (105 – 100) / 100 = 5% SPX Index: (30 – 100) / 100 = -70%
Maturity payment amount	=	$1,000 + [$1,000 × underlying return of lowest performing underlying]
	=	$1,000 + [$1,000 ×-70%]
	=	$300

In example 3, the ending levels of the INDU Index and the RTY Index are greater than their respective starting levels, while the ending level of the SPX Index has declined below its threshold level. The INDU Index has appreciated by 30% and the RTY Index has appreciated by 5%, while the SPX Index has depreciated by 70%. Because the ending level of the SPX Index has declined below its threshold level, investors are exposed to the negative performance of the SPX Index, which is the lowest performing underlying in this example. Investors receive a maturity payment amount of $300.

Example 4 — Each underlying declines below its respective threshold level, and investors are therefore exposed to the decline in the lowest performing underlying from its starting level.

Ending level		INDU Index: 30
RTY Index: 45
SPX Index: 40
Underlying return		INDU Index: (30 – 100) / 100 = -70% RTY Index: (45 – 100) / 100 = -55% SPX Index: (40 – 100) / 100 = -60%
Maturity payment amount	=	$1,000 + [$1,000 × underlying return of lowest performing underlying]
	=	$1,000 + [$1,000 ×-70%]
	=	$300

August 2022	Page 8

Morgan Stanley Finance LLC

Market Linked Securities—Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Dow Jones Industrial AverageSM, the Russell 2000® Index and the S&P 500® Index due September 6, 2028

In example 4, the ending level of each of the INDU Index, the RTY Index and the SPX Index is less than its respective threshold level. The INDU Index has declined by 70%, the RTY Index has declined by 45% and the SPX Index has declined by 60%. Therefore, investors are exposed to the negative performance of the INDU Index, which is the lowest performing underlying in this example. Investors receive a maturity payment amount of $300.

Because the maturity payment amount of the securities is based on the lowest performing underlying, a decline in any underlying below its respective threshold level will result in a significant loss of your investment, even if the other underlyings have appreciated or have not declined as much.

August 2022	Page 9

Morgan Stanley Finance LLC

Market Linked Securities—Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Dow Jones Industrial AverageSM, the Russell 2000® Index and the S&P 500® Index due September 6, 2028

Scenario Analysis – Hypothetical Maturity Payment Amount for each $1,000 Face Amount of Securities.

Performance of the Lowest Performing Underlying*		Performance of the Securities(1)
Ending Level	Underlying Return	Maturity Payment Amount	Return on Securities(2)
200	100.00%	$2,700.00	170.00%
190	90.00%	$2,530.00	153.00%
180	80.00%	$2,360.00	136.00%
170	70.00%	$2,190.00	119.00%
160	60.00%	$2,020.00	102.00%
150	50.00%	$1,850.00	85.00%
140	40.00%	$1,680.00	68.00%
130	30.00%	$1,510.00	51.00%
120	20.00%	$1,340.00	34.00%
110	10.00%	$1,170.00	17.00%
105	5.00%	$1,085.00	8.50%
100(3)	0.00%	$1,000.00	0.00%
95	-5.00%	$1,000.00	0.00%
90	-10.00%	$1,000.00	0.00%
80	-20.00%	$1,000.00	0.00%
75	-25.00%	$1,000.00	0.00%
74	-26.00%	$740.00	-26.00%
70	-30.00%	$700.00	-30.00%
60	-40.00%	$600.00	-40.00%
50	-50.00%	$500.00	-50.00%
40	-60.00%	$400.00	-60.00%
30	-70.00%	$300.00	-70.00%
20	-80.00%	$200.00	-80.00%
10	-90.00%	$100.00	-90.00%
0	-100.00%	$0.00	-100.00%

*The underlyings exclude cash dividend payments on stocks included in the underlyings.

(1) Assumes a participation rate of 170%. The actual participation rate will be determined on the pricing date.

(2) The “Return on Securities” is the number, expressed as a percentage, which results from comparing the maturity payment amount per $1,000 face amount of securities to the purchase price of $1,000 per security.

(3) The hypothetical starting level of each underlying.

August 2022	Page 10

Morgan Stanley Finance LLC

Market Linked Securities—Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Dow Jones Industrial AverageSM, the Russell 2000® Index and the S&P 500® Index due September 6, 2028

Risk Factors

This section describes the material risks relating to the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for principal at risk securities, index supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

Risks Relating to an Investment in the Securities

▪	The securities do not pay interest, and you will lose more than 25%, and possibly all, of the face amount of your securities at maturity if the ending level of the lowest performing underlying is less than its respective threshold level. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or repay a fixed amount of the face amount of the securities. If the ending level of the lowest performing underlying is less than its threshold level, which is 75% of the starting level, you will lose more than 25%, and possibly all, of the face amount of your securities at maturity. Investors may lose their entire investment in the securities.

▪	The market price will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. or any other dealer may be willing to purchase or sell the securities in the secondary market, including the level, volatility (frequency and magnitude of changes in level) and dividend yield of the underlyings, interest and yield rates in the market, time remaining to maturity, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlyings or equities markets generally and which may affect the ending levels of the underlyings and any actual or anticipated changes in our credit ratings or credit spreads. Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the other factors described above. The levels of the underlyings may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Dow Jones Industrial AverageSM Overview,” “Russell 2000® Index Overview” and “S&P 500® Index Overview” below. You may receive less, and possibly significantly less, than the face amount per security if you try to sell your securities prior to maturity.

▪	The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities at maturity, and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

▪	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

▪	The amount payable on the securities is not linked to the values of the underlyings at any time other than the calculation day. The ending level of each underlying will be based on the closing level of such underlying on the calculation day, subject to postponement for non-trading days and certain market disruption events. Even if each underlying appreciates prior to the calculation day but the level of any underlying decreases by the calculation day, the maturity payment amount will be less, and may be significantly less, than it would have been had the maturity payment

August 2022	Page 11

Morgan Stanley Finance LLC

Market Linked Securities—Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Dow Jones Industrial AverageSM, the Russell 2000® Index and the S&P 500® Index due September 6, 2028

amount been linked to the levels of the underlyings prior to such decrease. Although the actual levels of the underlyings on the maturity date or at other times during the term of the securities may be higher than their respective ending levels, the maturity payment amount will be based solely on the closing levels of the underlyings on the calculation day.

▪	Investing in the securities is not equivalent to investing in the underlyings. Investing in the securities is not equivalent to investing in the underlyings or the component stocks or any underlying. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute any underlying.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the face amount reduce the economic terms of the securities, cause the estimated value of the securities to be less than the face amount and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the face amount, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the face amount and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the face amount and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlyings, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

▪	The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. and WFS may, but are not obligated to, make a market in the securities and, if either of them once chooses to make a market, may cease doing so at any time. When they do make a market, they will generally do so for transactions of routine secondary market size at prices based on their respective estimates of the current value of the securities, taking into account their respective bid/offer spreads, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that they will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. or WFS is willing to transact. If, at any time, MS & Co. and WFS were to cease

August 2022	Page 12

Morgan Stanley Finance LLC

Market Linked Securities—Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Dow Jones Industrial AverageSM, the Russell 2000® Index and the S&P 500® Index due September 6, 2028

making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

▪	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MS & Co. will determine the starting levels, the threshold levels and the ending levels and will calculate the amount of cash you receive at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of an ending level in the event of a market disruption event or discontinuance of any of the underlyings. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “General Terms of the Securities—Market Disruption Events,” “—Adjustments to an Index,” “—Discontinuance of an Index,” “—Consequences of a Market Disruption Event; Postponement of a Calculation Day” and “Alternate Exchange Calculation in Case of an Event of Default” in the accompanying product supplement for principal at risk securities. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the underlyings or the component stocks of the underlyings), including trading in the stocks that constitute the underlyings as well as in other instruments related to the underlyings. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the calculation day approaches. Some of our affiliates also trade the stocks that constitute the underlyings and other financial instruments related to the underlyings on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the starting level of an underlying, and, therefore, could increase the level at or above which such underlying must close on the calculation day so that investors do not suffer a significant loss on their initial investment in the securities (depending also on the performance of the other underlying). Additionally, such hedging or trading activities during the term of the securities, including on the calculation day, could adversely affect the level of an underlying on the calculation day, and, accordingly, the amount of cash an investor will receive at maturity, if any (depending also on the performance of the other underlying).

▪	The maturity date may be postponed if the calculation day is postponed. If the scheduled calculation day is not a trading day or if a market disruption event occurs on that day so that the calculation day is postponed and falls less than two business days prior to the maturity date, the maturity date of the securities will be postponed to the second business day following that calculation day as postponed.

▪	Potentially inconsistent research, opinions or recommendations by Morgan Stanley, MSFL, WFS or our or their respective affiliates. Morgan Stanley, MSFL, WFS and our or their respective affiliates may publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by Morgan Stanley, MSFL, WFS or our or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the underlyings to which the securities are linked.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. Please read the discussion under “Additional Information About the Securities—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for principal at risk securities (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and

August 2022	Page 13

Morgan Stanley Finance LLC

Market Linked Securities—Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Dow Jones Industrial AverageSM, the Russell 2000® Index and the S&P 500® Index due September 6, 2028

recognize all income and gain in respect of the securities as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlyings

▪	You are exposed to the price risk of each underlying. Your return on the securities is not linked to a basket consisting of each underlying. Rather, it will be based upon the independent performance of each underlying. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to each underlying. Poor performance by any underlying over the term of the securities will negatively affect your return and will not be offset or mitigated by any positive performance by the other underlying. If any underlying has declined to below its respective threshold level as of the calculation day, you will be exposed to the negative performance of the lowest performing underlying at maturity, even if the other underlyings have appreciated or have not declined as much, and you will lose a significant portion or all of your investment. Accordingly, your investment is subject to the price risk of each underlying.

▪	Because the securities are linked to the performance of the lowest performing underlying, you are exposed to greater risk of sustaining a significant loss on your investment than if the securities were linked to just one underlying. The risk that you will suffer a significant loss on your investment is greater if you invest in the securities as opposed to substantially similar securities that are linked to the performance of just one underlying. With three underlyings, it is more likely that any underlying will decline to below its threshold level as of the calculation day, than if the securities were linked to only one underlying. Therefore it is more likely that you will suffer a significant loss on your investment.

▪	The securities are linked to the Russell 2000® Index and are subject to risks associated with small-capitalization companies. As the Russell 2000® Index is one of the underlyings, and the Russell 2000® Index consists of stocks issued by companies with relatively small market capitalization, the securities are linked to the value of small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the Russell 2000® Index may be more volatile than underlyings that consist of stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial

August 2022	Page 14

Morgan Stanley Finance LLC

Market Linked Securities—Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Dow Jones Industrial AverageSM, the Russell 2000® Index and the S&P 500® Index due September 6, 2028

resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

▪	Adjustments to the underlyings could adversely affect the value of the securities. The publisher of any underlying may add, delete or substitute the stocks constituting such underlying or make other methodological changes that could change the value of such underlying. The publisher of such underlying may discontinue or suspend calculation or publication of such underlying at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor underlying that is comparable to the discontinued underlying and is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates. If the calculation agent determines that there is no appropriate successor underlying, the maturity payment amount on the securities will be an amount based on the closing prices at maturity of the securities composing such underlying at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating such underlying last in effect prior to discontinuance of the underlying.

▪	Historical levels of the underlyings should not be taken as an indication of the future performance of the underlyings during the term of the securities. No assurance can be given as to the level of the underlyings at any time, including on the calculation day, because historical levels of the underlyings do not provide an indication of future performance of the underlyings.

August 2022	Page 15

Morgan Stanley Finance LLC

Market Linked Securities—Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Dow Jones Industrial AverageSM, the Russell 2000® Index and the S&P 500® Index due September 6, 2028

Dow Jones Industrial AverageSM Overview

The Dow Jones Industrial AverageSM is a price-weighted index composed of 30 common stocks that is published by S&P Dow Jones Indices LLC, the marketing name and a licensed trademark of CME Group Inc., as representative of the broad market of U.S. industry. For additional information about the Dow Jones Industrial AverageSM, see the information set forth under “Dow Jones Industrial AverageSM” in the accompanying index supplement.

The following graph sets forth the daily closing levels of the INDU Index for the period from January 1, 2017 through July 25, 2022. The closing level of the INDU Index on July 25, 2022 was 31,990.04. We obtained the information in the graph below from Bloomberg Financial Markets without independent verification. The INDU Index has at times experienced periods of high volatility. You should not take the historical levels of the INDU Index as an indication of its future performance, and no assurance can be given as to the closing level of the INDU Index on the calculation day.

Dow Jones Industrial AverageSM Daily Closing Levels January 1, 2017 to July 25, 2022

“Dow Jones,” “Dow Jones Industrial Average,” “Dow Jones Indexes” and “DJIA” are service marks of Dow Jones Trademark Holdings LLC. For more information, see “Dow Jones Industrial AverageSM” in the accompanying index supplement.

August 2022	Page 16

Morgan Stanley Finance LLC

Market Linked Securities—Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Dow Jones Industrial AverageSM, the Russell 2000® Index and the S&P 500® Index due September 6, 2028

Russell 2000® Index Overview

The Russell 2000® Index is an index calculated, published and disseminated by FTSE Russell, and measures the composite price performance of stocks of 2,000 companies incorporated in the U.S. and its territories. All 2,000 stocks are traded on a major U.S. exchange and are the 2,000 smallest securities that form the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market. The Russell 2000® Index consists of the smallest 2,000 companies included in the Russell 3000® Index and represents a small portion of the total market capitalization of the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the Russell 2000® Index, see the information set forth under “Russell 2000® Index” in the accompanying index supplement.

The following graph sets forth the daily closing levels of the RTY Index for the period from January 1, 2017 through July 25, 2022. The closing level of the RTY Index on July 25, 2022 was 1,817.773. We obtained the information in the graph below from Bloomberg Financial Markets without independent verification. The RTY Index has at times experienced periods of high volatility. You should not take the historical levels of the RTY Index as an indication of its future performance, and no assurance can be given as to the closing level of the RTY Index on the calculation day.

Russell 2000® Index Daily Closing Levels January 1, 2017 to July 25, 2022

The “Russell 2000® Index” is a trademark of FTSE Russell. For more information, see “Russell 2000® Index” in the accompanying index supplement.

August 2022	Page 17

Morgan Stanley Finance LLC

Market Linked Securities—Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Dow Jones Industrial AverageSM, the Russell 2000® Index and the S&P 500® Index due September 6, 2028

S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”), consists of stocks of 500 component companies selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement.

The following graph sets forth the daily closing levels of the SPX Index for the period from January 1, 2017 through July 25, 2022. The closing level of the SPX Index on July 25, 2022 was 3,966.84. We obtained the information in the graph below from Bloomberg Financial Markets without independent verification. The SPX Index has at times experienced periods of high volatility. You should not take the historical levels of the SPX Index as an indication of its future performance, and no assurance can be given as to the closing level of the SPX Index on the calculation day.

S&P 500® Index Daily Closing Levels January 1, 2017 to July 25, 2022

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC. For more information, see “S&P 500® Index” in the accompanying index supplement.

August 2022	Page 18

Morgan Stanley Finance LLC

Market Linked Securities—Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Dow Jones Industrial AverageSM, the Russell 2000® Index and the S&P 500® Index due September 6, 2028

Additional Information About the Securities

Minimum ticketing size

$1,000 / 1 security

Tax considerations

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. However, because our counsel’s opinion is based in part on market conditions as of the date of this document, it is subject to confirmation on the pricing date.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for principal at risk securities, the following U.S. federal income tax consequences should result based on current law:

▪	A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange.

▪	Upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities. Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

As discussed in the accompanying product supplement for principal at risk securities, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2023 that do not have a delta of one with respect to any Underlying Security. Based on the terms of the securities and current market conditions, we expect that the securities will not have a delta of one with respect to any Underlying Security on the pricing date. However, we will provide an updated determination in the final pricing supplement. Assuming that the securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for principal at risk securities and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including

August 2022	Page 19

Morgan Stanley Finance LLC

Market Linked Securities—Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Dow Jones Industrial AverageSM, the Russell 2000® Index and the S&P 500® Index due September 6, 2028

possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for principal at risk securities, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Additional considerations

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest

MS & Co. and WFS will act as the agents for this offering. WFS will receive a commission of up to $38.20 for each security it sells. WFS proposes to offer the securities in part directly to the public at the price to public set forth on the cover page of this document and in part to Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), an affiliate of WFS, or other securities dealers at such price less a selling concession of up to $25.00 per security. In addition to the selling concession allowed to WFA, WFS will pay $1.20 per security of the commission to WFA as a distribution expense fee for each security sold by WFA.

In addition, in respect of certain securities sold in this offering, we may pay a fee of up to $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

See "Plan of Distribution, Conflicts of Interest" in the accompanying product supplement for principal at risk securities for information about the distribution arrangements for the securities. References therein to "agent" refer to each of MS & Co. and WFS, as agents for this offering, except that references to "agent" in the context of offers to certain Morgan Stanley dealers and compliance with FINRA Rule 5121 do not apply to WFS. MS & Co., WFS or their affiliates may enter into hedging transactions with us in connection with this offering.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities. When MS & Co. prices this offering of securities, it will determine the economic terms of the securities, including the participation rate, such that for each security the estimated value on the pricing date will be no lower than the minimum level described in “Estimated Value of the Securities” beginning on page 3.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for principal at risk securities.

Where you can find more information

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for principal at risk securities and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for principal at risk securities, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the product supplement for principal at risk securities, index supplement and prospectus if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Product Supplement for Principal at Risk Securities dated June 30, 2022

August 2022	Page 20

Morgan Stanley Finance LLC

Market Linked Securities—Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Dow Jones Industrial AverageSM, the Russell 2000® Index and the S&P 500® Index due September 6, 2028

Index Supplement dated November 16, 2020

Prospectus dated November 16, 2020

Terms used but not defined in this document are defined in the product supplement for principal at risk securities, in the index supplement or in the prospectus.

August 2022	Page 21